UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 30, 2004

HOLLWOOD MEDIA CORP.

(Exact name of registrant as specified in its charter)

Florida	0-22908	65-0385686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2255 Glades Road, Suite 221A, Boca Raton, Florida 33431

(Address of Principal Executive Office) (Zip Code)

(561) 998-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Agreement to Convert Convertible Debentures into Common Stock.

The Registrant, Hollywood Media Corp. (“Hollywood Media”), has entered into an agreement dated as of August 30, 2004 to convert $3.0 million principal amount of Hollywood Media’s 6% Convertible Debentures (“Debentures”) on a date to be selected by the holder but not later than December 31, 2004. Upon such conversion, the principal amount of such Debentures will be converted into common stock of Hollywood Media at a conversion price of $3.05 per share, resulting in the termination of such Debentures and the termination of Hollywood Media’s indebtedness thereunder. The agreement is with Leonardo, L.P. Additional shares of common stock will be issued upon such conversion in payment of accrued interest on the converted Debentures as provided under the terms of the Debentures. Hollywood Media has also entered into a similar agreement with another holder for conversion of an additional $200,000 principal amount of Debentures into common stock of Hollywood Media no later than September 30, 2004 at a conversion price of $3.05 per share.

The conversions described above are in addition to the conversion of $1.5 million principal amount of Debentures reported in Hollywood Media’s Form 8-K filed on August 24, 2004. Following the conversions described above, there would be $1.0 million principal amount of Debentures outstanding.

SECTION 3 - SECURITIES AND TRADING MARKETS

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES.

As further described in Item 1.01 above (which description is incorporated into this Item 3.02), Hollywood Media has agreed to issue shares of its common stock upon conversion of $3,200,000 aggregate principal amount of Convertible Debentures at a conversion price of $3.05 per share, as well as shares of common stock to be issued upon such conversion in payment of accrued interest on such Debentures in accordance with the terms thereof, pursuant to transactions not registered under the Securities Act of 1933.

These securities transactions are without registration under the Securities Act of 1933 by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof and/or Regulation D thereunder, based upon investment representations to Hollywood Media relating thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOLLYWOOD MEDIA CORP.

Date: September 1, 2004	By:	/s/ MITCHELL RUBENSTEIN
Mitchell Rubenstein Chief Executive Officer